EXHIBIT H

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

CONSENT

We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated February 20, 2014 to the prospectus dated January 31, 2012 issued pursuant to registration statement no. 333-178626 of Canada.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

February 26, 2014